Exhibit 99.1

For Immediate Release

November 14, 2005

Remy International, Inc. Announces 3rd Quarter Results

Anderson, Indiana, November 14, 2005/PRNewswire/ — Remy International, Inc. (“Remy International” or the “Company”), a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology, today announced net sales of $316.0 million and Adjusted EBITDA of $11.5 million for the quarter ended September 30, 2005. Net sales increased $61.7 million, or 24.3%, and Adjusted EBITDA decreased $16.1 million, or 58.3%, compared with the third quarter of 2004. Operating income amounted to $1.5 million in the third quarter of 2005 compared to $22.2 million reported in the corresponding period last year.

The net sales increase of $61.7 million in the third quarter primarily reflects the impact of the Unit Parts Company (“UPC”) acquisition in March 2005, as well as a 45% increase in Powertrain sales and a 10% increase in OEM sales.

Commenting on the third quarter results, Tom Snyder, President and CEO, stated, “Market softness in our North American automotive and electrical aftermarket business, pricing pressure and unfavorable foreign exchange continue to adversely impact our results. Clearly, our third quarter results did not meet our internal expectations. The initial benefits of our cost reduction actions were offset by a worsening in industry conditions, a higher than expected increase in selling, general and administrative expenses, and the effects of Hurricanes Katrina and Rita. Profitability in our Original Equipment business, despite higher revenue in the quarter, was adversely affected by higher raw material and fuel costs, and expenditures related to product launch costs.”

He continued, “Although we faced a tough operating environment, our successful efforts to lower working capital enabled the Company to generate $10.7 million in cash from operating activities during the quarter.”

The increase in selling, general and administrative expenses in the third quarter versus last year primarily reflects the impact of the UPC acquisition, unfavorable foreign exchange, a provision for bad debt expense, and certain severance costs.

Net sales of $909.9 million in the first nine months of 2005 increased $114.5 million, or 14.4%, over the comparable period in 2004. Adjusted EBITDA for the nine months ended September 30, 2005 of $38.3 million declined $48.9 million and operating income of $13.2 million declined $55.9 million compared with the same period of 2004.

Cash used in operating activities of $27.3 million in the first nine months of 2005 represents an $11.4 million increase over the comparable period in 2004, reflecting lower earnings and payments for customer obligations, partially offset by lower working capital. Cash flow in 2004 was negatively affected by approximately $14 million paid in connection with a Mexican arbitration settlement. The Company’s liquidity at September 30, 2005 amounted to approximately $92 million, consisting of $65.6 million of availability on its senior credit facility in addition to $26.3 million in cash on the balance sheet.

Future Outlook:

Commenting on 2005, Raj Shah, Chief Operating Officer, stated, “The balance of the year will be challenging. We remain focused on supporting our customers’ requirements while we continue our efforts to boost productivity, reduce costs and improve our cash flow from operations. In each of our products, we are taking substantial steps to lower variable and fixed costs. We expect the benefits of these actions to accelerate through 2006.”

Reconciliation to GAAP:

For a reconciliation of GAAP financial information to the non-GAAP financial information appearing in this release, please refer to the table following the accompanying Condensed Consolidated Statements of Operations.

Third Quarter Conference Call:

Remy International’s executive management team will conduct a live conference call on Monday, November 14 at 9:00 a.m. Eastern Time to discuss additional details regarding the Company’s performance for the third quarter and the outlook for the remainder of 2005. The call may be accessed by dialing 800-553-0349 ten minutes prior to the start of the presentation. A replay of the conference will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 800199.

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results, acquisitions and integration costs, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of commodity prices, restructuring risks, enterprise resource planning implementation risks, customs duty claims, conditions in the automotive industry, foreign currency fluctuations, costs related to re-sourcing and outsourcing products, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct.

Investor Relations:	Keri Webb	765-778-6602
Remy International Web Site:	http://www.RemyInc.com

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months		Nine Months
IN THOUSANDS, For the three and nine months ended September 30,	2005	2004	2005	2004
Net sales	$315,963	$254,271	$909,872	$795,331
Cost of goods sold	271,470	204,239	789,510	640,736

Gross profit	44,493	50,032	120,362	154,595
Selling, general and administrative expenses	40,938	27,731	104,531	83,974
Restructuring charges	2,095	142	2,595	1,516

Operating income	1,460	22,159	13,236	69,105
Interest expense	18,025	14,208	50,912	44,378
Loss on early extinguishment of debt	—	—	—	7,939

Income (loss) from continuing operations before income taxes, minority interest and loss (income) from unconsolidated joint ventures	(16,565)	7,951	(37,676)	16,788
Income tax expense	10,799	3,364	12,370	4,448
Minority interest	563	769	2,681	2,139
Loss (income) from unconsolidated joint ventures	(32)	(67)	(163)	701

Net (loss) income from continuing operations	(27,895)	3,885	(52,564)	9,500
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(190)	(25)	(484)	966
Gain on disposal of discontinued operations, net of tax	107	43,162	786	43,377

Net (loss) income from discontinued operations, net of tax	(83)	43,137	302	44,343

Net (loss) income	(27,978)	47,022	(52,262)	53,843
Accretion for redemption of preferred stock	—	9,459	—	27,367

Net (loss) income attributable to common stockholders	$(27,978)	$37,563	$(52,262)	$26,476

Adjusted EBITDA:
Operating income	$1,460	$22,159	$13,236	$69,105
Depreciation and amortization	7,980	5,369	22,499	16,641
Restructuring charges	2,095	142	2,595	1,516

Adjusted EBITDA	$11,535	$27,670	$38,330	$87,262

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

IN THOUSANDS, At	September 30, 2005	December 31, 2004
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$26,267	$62,545
Trade accounts receivable, net	179,720	154,333
Inventories	269,648	217,912
Other current assets	20,168	30,667

Total current assets	495,803	465,457
Property, plant and equipment, net	162,480	137,293
Goodwill, net	170,339	106,400
Other assets	53,494	46,608

Total assets	$882,116	$755,758

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$185,378	$170,776
Accrued restructuring	11,426	6,451
Deferred income taxes	2,354	3,065
Other liabilities and accrued expenses	137,436	95,166
Current maturities of long-term debt	29,648	22,890

Total current liabilities	366,242	298,348
Long-term debt, net of current portion	680,829	610,330
Accrued restructuring	2,838	4,407
Other non-current liabilities	80,749	34,775
Minority interest	13,165	10,498
Total stockholders’ deficit	(261,707)	(202,600)

Total liabilities and stockholders’ deficit	$882,116	$755,758

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

IN THOUSANDS, For the nine months ended September 30,	2005	2004
Cash Flows from Operating Activities:
Net (loss) income attributable to common stockholders	$(52,262)	$26,476
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Discontinued operations	(302)	(44,343)
Depreciation and amortization	22,499	16,641
Non-cash interest expense	4,360	2,939
Loss on early extinguishment of debt	—	7,939
Accretion for redemption of preferred stock	—	27,367
Minority interest and loss from unconsolidated joint ventures, net	2,518	2,840
Deferred income taxes	6,032	(145)
Restructuring charges	2,595	1,516
Cash payments for restructuring charges	(4,211)	(7,798)
Changes in accounts receivable, inventory and accounts payable, net	(7,928)	(28,683)
Other, net	(604)	(20,681)

Net cash used in operating activities of continuing operations	(27,303)	(15,932)
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(57,273)	(24,751)
Net proceeds on sale of businesses	611	102,987
Purchases of property, plant and equipment	(27,770)	(15,429)

Net cash (used in) provided by investing activities of continuing operations	(84,432)	62,807
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	275,000
Retirement of long-term debt	—	(200,000)
Net borrowings (repayments) under revolving line of credit and other	77,176	(56,464)
Financing costs	(325)	(12,456)
Distributions to minority interests	—	(1,010)

Net cash provided by financing activities of continuing operations	76,851	5,070
Effect of exchange rate changes on cash	(757)	335
Cash flows of discontinued operations	(637)	(500)

Net (decrease) increase in cash and cash equivalents	(36,278)	51,780
Cash and cash equivalents at beginning of year	62,545	21,207

Cash and cash equivalents at end of period	$26,267	$72,987